News Release

Public Storage
701 Western Avenue
Glendale, CA 91201-2349
www.publicstorage.com
--------------------------------------------------------------------------------

                                                    For Release:  Immediately
                                                    Date: May 8, 2008
                                                    Contact:  Clemente Teng
                                                    (818) 244-8080

    PUBLIC STORAGE REPORTS RESULTS FOR THE FIRST QUARTER ENDED MARCH 31, 2008

GLENDALE, California - Public Storage (NYSE:PSA) announced today operating results for the first quarter ended March 31, 2008.

OPERATING RESULTS FOR THE THREE MONTHS ENDED MARCH 31, 2008:
------------------------------------------------------------

Net income for the three months ended March 31, 2008 was $512.3 million compared to $59.8 million for the same period in 2007, representing an improvement of $452.5 million. This improvement is primarily due to a gain of $341.9 million recognized on the disposition of an interest in Shurgard Europe (see "Shurgard Europe" below for further information), reduced amortization expense, improved operations from our real estate facilities and an increase in foreign currency exchange gain.

Depreciation and amortization expense for the quarter ended March 31, 2008 decreased by $53.9 million, as compared to the same period in 2007. This decrease is primarily due to a reduction in amortization expense related to intangible assets that we obtained in the August 22, 2006 acquisition of Shurgard Storage Centers, Inc. (the "Shurgard Merger"). For the three months ended March 31, 2008, amortization expense related to our intangible assets totaled $28.4 million as compared to $85.8 million for the same period in 2007.

Net operating income, before depreciation expense, for our self-storage operations totaled $267.9 million for the three months ended March 31, 2008 as compared to $249.9 million for the same period in 2007, representing an increase of $18.0 million. Most of this increase was generated by the facilities that were acquired in the Shurgard Merger as net operating income for these facilities was approximately $90.8 million for the quarter ended March 31, 2008 as compared to $77.2 million for the same period in 2007.

During the quarter ended March 31, 2008, we recognized a foreign currency exchange gain totaling $41.0 million, as compared to $5.0 million for the same period in 2007, relating to intercompany loans between our U.S. and European subsidiaries. The gain in each period was the result of the continued weakening of the US Dollar relative to the Euro during each period. See "Shurgard Europe" below for further information.

For the three months ended March 31, 2008, net income allocable to our common shareholders (after allocating net income to our preferred and equity shareholders) was $446.7 million or $2.64 per common share on a diluted basis compared to a net loss of $4.4 million or $0.03 per common share on a diluted basis for the same period in 2007, representing an improvement of $451.1 million or $2.67 per common share on a diluted basis. These improvements are due primarily to the impact of the factors described above with respect to the improvement in our net income.

For the three months ended March 31, 2008 and 2007, we allocated $60.3 million and $58.8 million of our net income, respectively, to our preferred shareholders based on distributions paid. The year-over-year increase is due primarily to the issuance of additional preferred securities.

Weighted average diluted common shares were 169,230,000 and 169,229,000, respectively, for the three months ended March 31, 2008 and 2007.

FUNDS FROM OPERATIONS:
----------------------

For the three months ended March 31, 2008, funds from operations ("FFO") increased to $1.39 per common share on a diluted basis as compared to $1.05 per common share for the same period in 2007, representing an increase of $0.34 per common share, or 32.4%.

For the three months ended March 31, 2008,  FFO has been impacted as a result of
(i) net foreign currency exchange and derivative gains of approximately $41.0 million ($4.3 million for the same period in 2007), partially offset by (ii) approximately $2.5 million of additional incentive compensation related to the aforementioned disposition of an interest in Shurgard Europe (which is included in our general and administrative expense). The gain of $341.9 million recognized on the disposition of an interest in Shurgard Europe is not included in our FFO. We expect to incur additional incentive compensation in the second quarter of 2008 of approximately $25 million. While this incentive compensation is related to the disposition of Shurgard Europe, these amounts will not be reflected as a component of our reported gain on sale and instead will be classified as general and administrative expense and, as a result, will reduce our reported FFO. For the three months ended March 31, 2007, FFO was further impacted by (i) additional expenses incurred in connection with the Shurgard Merger included in general and administrative expense totaling approximately $4.0 million and (ii) an increase in insurance proceeds with respect to damage caused by Hurricane Katrina of $2.7 million.

The following table provides a summary of the impact of these items that have occurred during the three months ended March 31, 2008 and 2007:

                                                        Three Months Ended March 31,
                                                    -----------------------------------
                                                                             Percentage
                                                        2008        2007       Change
                                                    -----------   ---------- ----------
  FFO per common share prior to adjustments for
     the following items.........................      $ 1.16      $  1.02       13.7%

  Foreign currency exchange and derivative gains,        0.24         0.03
     net.........................................
  Costs and expenses incurred in connection with
     the disposition of an interest in Shurgard                        -
     Europe......................................       (0.01)
  Costs and expenses incurred in connection with
     the Shurgard Merger.........................           -        (0.02)
     Increase in insurance proceeds - casualty                        0.02
     gain .......................................           -
                                                    -----------   ----------
  FFO per common share, as reported..............      $ 1.39      $  1.05       32.4%
                                                    ===========   ==========

FFO is a term defined by the National Association of Real Estate Investment Trusts ("NAREIT"). It is generally defined as net income before depreciation with respect to real estate assets and gains and losses on real estate assets. FFO is presented because management and many analysts consider FFO to be one measure of the performance of real estate companies. In addition, we believe that FFO is helpful to investors as an additional measure of the performance of a REIT, because net income includes the impact of depreciation, which assumes that the value of real estate diminishes predictably over time, while we believe that the value of real estate fluctuates due to market conditions and in response to inflation. FFO computations do not consider scheduled principal payments on debt, capital improvements, distributions and other obligations of the Company. FFO is not a substitute for our cash flow or net income as a measure of our liquidity or operating performance or our ability to pay dividends. Other REITs may not compute FFO in the same manner; accordingly, FFO may not be comparable among REITs. See the attached reconciliation of net income to funds from operations included in the selected financial data attached to this press release.

PROPERTY OPERATIONS - COMBINED DOMESTIC SAME STORE FACILITIES:
--------------------------------------------------------------

The following table summarizes the historical operating results of the combined Public Storage Legacy Same Store Facilities and the Shurgard Domestic Same Store Facilities (the "Combined Domestic Same Store Facilities"). These facilities are all stabilized as of January 1, 2006 and contain approximately 109.4 million net rentable square feet, representing approximately 88% of the aggregate net rentable square feet of our U.S. consolidated self-storage portfolio at March 31, 2008. The results of the Public Storage Legacy Same Store Facilities and the Shurgard Domestic Same Store Facilities are disclosed separately in the selected financial data section of this press release.


Selected Operating Data for the Combined Domestic
-------------------------------------------------
Same Store Facilities (1,789 Facilities):                    Three Months Ended March 31,
-----------------------------------------               ---------------------------------------
                                                                                    Percentage
                                                            2008           2007       Change
                                                        ------------   -----------  -----------
                                                         (Dollar amounts in thousands, except
                                                                weighted average data)
Revenues:
    Rental income.................................       $  313,242    $  304,154       3.0%
    Late charges and administrative fees collected           13,539        13,015       4.0%
                                                        ------------   -----------  -----------
    Total revenues (a)............................          326,781       317,169       3.0%

Cost of operations:
    Property taxes................................           33,705        32,318       4.3%
    Direct property payroll.......................           22,844        22,566       1.2%
    Media advertising.............................            6,366         4,820       32.1%
    Other advertising and promotion...............            4,130         4,633      (10.9)%
    Utilities.....................................            8,623         8,415        2.5%
    Repairs and maintenance.......................           10,722         9,991        7.3%
    Telephone reservation center..................            2,914         2,857        2.0%
    Property insurance............................            2,994         3,449      (13.2)%
    Other costs of management.....................           23,049        21,474       7.3%
                                                        ------------   -----------  -----------
  Total cost of operations (a)....................          115,347       110,523       4.4%
                                                        ------------   -----------  -----------
Net operating income (before depreciation) (b) ...          211,434       206,646       2.3%
Depreciation and amortization expense (c).........          (81,213)     (116,117)    (30.1)%
                                                        ------------   -----------  -----------
Operating income..................................       $  130,221    $   90,529      43.8%
                                                        ============   ===========  ===========
Gross margin (before depreciation)................            64.7%         65.2%      (0.8)%
Weighted average for the period:
  Square foot occupancy (d).......................            88.8%         88.8%         -
  Realized  annual rent per occupied
  square foot (e)(g)..............................       $    12.89    $    12.52       3.0%
  REVPAF (f) (g)..................................       $    11.45    $    11.12       3.0%

Weighted average at March 31:
  Square foot occupancy...........................            89.4%         89.4%        -
  In place annual rent per occupied square foot (h)      $    13.87    $    13.42      3.4%
Total net rentable square feet (in thousands).....          109,436       109,436        -

a) See attached reconciliation of these amounts to our consolidated self-storage revenues and operating expenses. Revenues and cost of operations do not include ancillary revenues and expenses generated at the facilities with respect to tenant reinsurance, retail sales and truck rentals. "Other costs of management" included in cost of operations principally represents all the indirect costs incurred in the operations of the facilities. Indirect costs principally include supervisory costs and corporate overhead cost incurred to support the operating activities of the facilities.

b) Net operating income (before depreciation) or "NOI" is a non-GAAP (generally accepted accounting principles) financial measure that excludes the impact of depreciation expense. Although depreciation is an operating expense, we believe that NOI is a meaningful measure of operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, segment performance and comparing period-to-period and market-to-market property operating results. NOI is not a substitute for net operating income after depreciation in evaluating our operating results.

c) Depreciation and amortization expense for the quarter ended March 31, 2008 decreased primarily due to a reduction in amortization expense related to intangible assets that we obtained in the Shurgard Merger.

d) Square foot occupancies represent weighted average occupancy levels over the entire period.

e) Realized annual rent per occupied square foot is computed by annualizing the result of dividing rental income by the weighted average occupied square footage for the period. Realized annual rent per occupied square foot takes into consideration promotional discounts, credit card fees and other costs that reduce rental income from the contractual amounts due.

f) Annualized rental income per available square foot ("REVPAF") represents annualized rental income which excludes late charges and administrative fees divided by total available net rentable square feet. Rental income is also net of promotional discounts and collection costs, including bad debt expense and credit card fees.

g) Late charges and administrative fees are excluded from the computation of realized annual rent per occupied square foot and REVPAF because exclusion of these amounts provides a better measure of our ongoing level of revenue, by excluding the volatility of late charges, which are dependent principally upon the level of tenant delinquency, and administrative fees, which are dependent principally upon the absolute level of move-ins for a period.

h)   In place  annual  rent  per  occupied  square  foot  represents  annualized
     contractual   rents  per  occupied  square  foot  without   reductions  for
     promotional discounts and excludes late charges and administrative fees.

The following table summarizes additional selected financial data with respect to the Combined Domestic Same Store Facilities (unaudited):

                                                                     Three Months Ended
                                                 ----------------------------------------------------------
                                                  March 31        June 30     September 30     December 31       Full Year
                                                 -----------     ----------- --------------  --------------   ---------------
Total revenues (in 000's):
  2008.....................................      $  326,781
  2007.....................................      $  317,169      $  325,144   $  336,117     $    327,885      $  1,306,315

Total cost of operations (excluding
depreciation expense) (in 000's):
  2008.....................................      $  115,347
  2007.....................................      $  110,523      $  110,480   $  106,668     $     98,557      $    426,228

Property taxes (in 000's):
  2008.....................................      $   33,705
  2007.....................................      $   32,318      $   31,110   $   32,340     $     26,389      $    122,157

Media advertising expense (in 000's):
  2008.....................................      $    6,366
  2007.....................................      $    4,820      $    7,589   $    4,044     $      2,622      $     19,075

Other advertising and promotion
expense (in 000's):
  2008.....................................      $    4,130
  2007.....................................      $    4,633      $    5,027   $    4,180     $      3,874      $    17,714

REVPAF:
  2008.....................................      $    11.45
  2007.....................................      $    11.12      $    11.40   $    11.77     $      11.50      $     11.45

Weighted average realized annual rent per
occupied square foot for the period:
  2008.....................................      $    12.89
  2007.....................................      $    12.52      $    12.54   $    13.06     $      13.02      $     12.79

Weighted average square foot occupancy levels for the period:
  2008.....................................           88.8%
  2007.....................................           88.8%           90.9%        90.1%            88.3%            89.5%

SHURGARD EUROPE:
----------------

As previously announced, on March 31, 2008, we closed the acquisition by an institutional investor of a 51% interest in Public Storage's Shurgard Europe operations for approximately (euro)383.2 million ($606 million), plus an adjustment for operating results (as defined) of Shurgard Europe from December 31, 2007 through March 31, 2008. This adjustment, representing additional estimated proceeds accrued in the current quarter, is currently estimated to be approximately (euro)4.8 million ($7.5 million). As a result of the transaction, Public Storage owns the remaining 49% interest and is the managing member of the newly formed joint venture that now owns Shurgard Europe's operations. The existing Shurgard Europe management team will continue operations in Brussels, Belgium. The new joint venture includes Shurgard's 20% equity interest in two existing ventures, which are the subject of previously disclosed arbitration. If the remaining interests in those ventures can be acquired, they may be incorporated into the newly formed entity. In connection with this transaction, we recognized a gain on the disposition totaling $341.9 million.

In connection with the transaction, the intercompany debt owed by Shurgard Europe to Public Storage was modified to (i) fix the interest rate at 7.5% per year, (ii) adjust the outstanding balance from approximately (euro)381 million at December 31, 2007 to (euro)391 million ($619 million) as of March 31, 2008, and (iii) modify the term of the loans to one year with an additional one year extension. Shurgard Europe intends to repay all of its intercompany debt to Public Storage through the issuance of third-party debt as soon as market conditions permit, but no later than March 31, 2010. The amount of US Dollars that will be received on repayment will depend upon the exchange rates at the time. Based upon the change in estimated US Dollars to be received caused by fluctuation in currency rates during the first quarter of 2008, foreign currency translation gains of $41.0 million were recorded in the three months ended March 31, 2008. The US Dollar exchange rate relative to the Euro was approximately 1.319, 1.472, and 1.580, at December 31, 2006, December 31, 2007, and March 31, 2008, respectively. In addition, Public Storage is committed to provide additional loans to Shurgard Europe, under the same terms as the intercompany debt, of up to (euro)305 million to fund Shurgard Europe's obligations to repay existing third-party indebtedness owed by the two joint ventures and the possible acquisition of the remaining interest in the two joint ventures.

As a result of the transaction, we will begin to account for our investment in Shurgard Europe under the equity method; accordingly, Shurgard Europe's accounts are no longer consolidated with those of Public Storage effective March 31, 2008.

During the first quarter of 2008, Shurgard Europe completed the development of a facility located in France at a total cost of $14.5 million, adding 51,000 net rentable square feet to the portfolio. Also during the first quarter of 2008, one of the existing joint ventures completed the development of two facilities located in France and Sweden at a total cost of $19.0 million, adding 115,000 net rentable square feet to the portfolio.

Shurgard Europe has an interest in 176 facilities (9.3 million net rentable square feet) located in seven European countries. Included in this total are 72 facilities (3.7 million net rentable square feet) that are owned in two joint ventures in which Shurgard Europe has a 20% interest. The two joint ventures collectively had approximately $417.2 million of outstanding debt payable to third parties at March 31, 2008. A facility located in London was not included in the Shurgard Europe transaction discussed above. This facility is wholly owned by Public Storage, but continues to be managed by Shurgard Europe for a fee. Shurgard Europe has an option to acquire this facility from Public Storage through June 30, 2008.

DEVELOPMENT AND ASSET ACQUISITION ACTIVITIES:
---------------------------------------------

During the first quarter of 2008, we completed two expansion projects at a total cost of $5.0 million with 82,000 net rentable square feet.

At March 31, 2008, we were under contract to acquire two self-storage facilities in California with net rentable square feet of 210,000 for an aggregate purchase price of $31 million, which includes approximately $10 million of assumed debt. On April 22, 2008, we acquired one of these facilities containing 101,000 net rentable square feet at a cost of approximately $16 million. While the remaining acquisition is subject to contingencies, it is expected to close in the second quarter of 2008.

At March 31, 2008, we had 29 projects that were either under construction or were expected to begin construction generally within the next year, comprised of three newly developed self-storage facilities (168,000 net rentable square feet) in the United States for a total estimated cost of $22.3 million, 25 projects (1,026,000 net additional rentable square feet) in the United States, which expand existing self-storage facilities and enhance their visual appeal for a total estimated cost of $90.8 million and expansion of one European facility located in London (37,000 net rentable square feet and total estimated costs of $6.6 million) that was not included in the Shurgard Europe transaction discussed above. These projects will be fully funded by us. Opening dates for these facilities are estimated through the next 24 months. The development of these facilities is subject to various risks and contingencies.

SHARE REPURCHASES:
------------------

As disclosed previously, our Board of Trustees has authorized the repurchase from time to time of up to 25,000,000 of our common shares on the open market or in privately negotiated transactions. On May 8, 2008, the Board of Trustees authorized an increase in the total repurchase authorization from 25,000,000 common shares to 35,000,000 common shares.

From January 1, 2008 through May 8, 2008, we repurchased a total of 1,520,196 common shares for an aggregate of approximately $111.9 million. From the inception of the repurchase program through May 8, 2008, we have repurchased a total of 23,721,916 common shares at an aggregate cost of approximately $679.1 million.

DISTRIBUTIONS DECLARED:
-----------------------

On May 8, 2008 the Board of Trustees declared a quarterly distribution of $0.55 per regular common share and $0.6125 per share on the depositary shares each representing 1/1,000 of a share of Equity Shares, Series A. Distributions were also declared with respect to the Company's various series of preferred shares. All the distributions are payable on June 30, 2008 to shareholders of record as of June 13, 2008.

FIRST QUARTER CONFERENCE CALL:
------------------------------

A conference call is scheduled for Friday, May 9, 2008 at 10:00 a.m. (PDT) to discuss the first quarter ended March 31, 2008 earnings results. The domestic dial-in number is (866) 406-5408, and the international dial-in number is (973) 582-2770 (conference ID number for either domestic or international is 44438021). A simultaneous audio web cast may be accessed by using the link at www.publicstorage.com under "Corporate Information, Investor Relations" (conference ID number 44438021). A replay of the conference call may be accessed through May 23, 2008 by calling (800) 642-1687 (domestic), or (706) 645-9291
(international), or by using the link at www.publicstorage.com under "Corporate Information, Investor Relations." All forms of replay utilize conference ID number 44438021.

ABOUT PUBLIC STORAGE:
---------------------

Public Storage, a member of the S&P 500 and The Forbes Global 2000, is a fully integrated, self-administered and self-managed real estate investment trust that primarily acquires, develops, owns and operates self-storage facilities. The Company's headquarters are located in Glendale, California. At March 31, 2008, the Company had interests in 2,012 self-storage facilities located in 38 states with approximately 126 million net rentable square feet in the United States and 177 storage facilities located in seven Western European nations with approximately nine million net rentable square feet.

Additional information about Public Storage is available on our website, www.publicstorage.com.

FORWARD-LOOKING STATEMENTS:
---------------------------

All statements in this press release, other than statements of historical fact, are forward-looking statements which may be identified by the use of the words "expects," "believes," "anticipates," "should," "estimates" and similar expressions. These forward-looking statements involve known and unknown risks and uncertainties, which may cause Public Storage's actual results and performance to be materially different from those expressed or implied in the forward-looking statements. Factors and risks that may impact future results and performance are described from time to time in Public Storage's filings with the Securities and Exchange Commission, including in Item 1A, "Risk Factors" in Public Storage's Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and Form 10-Q for the period ended March 31, 2008 expected to be filed on or before May 12, 2008, our Quarterly Reports on Form 10-Q, and current reports on Form 8-K. These risks include, but are not limited to, the following: general risks associated with the ownership and operation of real estate, including changes in demand for our storage facilities, potential liability for environmental contamination, adverse changes in tax, real estate and zoning laws and regulations, and the impact of natural disasters; risks associated with downturns in the national and local economies in the markets in which we operate; the impact of competition from new and existing storage and commercial facilities and other storage alternatives; difficulties in our ability to successfully evaluate, finance, integrate into our existing operations and manage acquired and developed properties; risks related to our participation in joint ventures; risks associated with international operations including, but not limited to, unfavorable foreign currency rate fluctuations that could adversely affect our earnings and cash flows; the impact of the regulatory environment as well as national, state, and local laws and regulations including, without limitation, those governing REITs; risks associated with a possible failure by us to qualify as a REIT under the Internal Revenue Code of 1986, as amended; disruptions or shutdowns of our automated processes and systems; difficulties in raising capital at a reasonable cost; delays in the development process; and economic uncertainty due to the impact of war or terrorism. Public Storage disclaims any obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, new estimates, or other factors, events or circumstances after the date of this press release, except where expressly required by law.


                                 PUBLIC STORAGE
                             SELECTED FINANCIAL DATA
                                   (Unaudited)
                                                                                       Three Months Ended
                                                                                          March 31, (a)
                                                                                ----------------------------------
                                                                                     2008              2007
                                                                                --------------     ---------------
                                                                                  (Amounts in thousands, except
                                                                                         per share data)
       Revenues:
           Self-storage rental income...................................        $    424,820        $    398,608
           Ancillary operations.........................................              35,100              32,825
           Interest and other income....................................               2,844               2,125
                                                                                --------------     ---------------
                                                                                     462,764             433,558
                                                                                --------------     ---------------
       Expenses:
           Cost of operations:
             Self-storage facilities ...................................             156,915             148,692
             Ancillary operations ......................................              17,468              19,309
           Depreciation and amortization (b)............................             122,486             176,366
           General and administrative (c)...............................              14,916              16,516
           Interest expense.............................................              16,487              16,808
                                                                                --------------     ---------------
                                                                                     328,272             377,691
                                                                                --------------     ---------------
        Income from continuing operations before equity in earnings of real estate entities, gain on disposition of real estate investments, casualty gain, foreign currency exchange gain, expense from
          derivatives and minority interest in income...................             134,492              55,867
       Equity in earnings of real estate entities ......................               2,729               3,977
       Gain on disposition of real estate investments (d)...............             341,865                   -
       Casualty gain ...................................................                   -               2,665
       Foreign currency exchange gain (e)...............................              41,014               5,040
       Expense from derivatives, net....................................                 (43)               (762)
       Minority interest in income allocable to:
        Preferred minority interests....................................              (5,403)             (5,403)
        Other partnership interests ....................................              (2,196)               (380)
                                                                                --------------     ---------------
       Income from continuing operations................................             512,458              61,004
       Discontinued operations .........................................                (116)             (1,226)
                                                                                --------------     ---------------
       Net income.......................................................        $    512,342        $     59,778
                                                                                ==============     ===============
       Net income (loss) allocation:
           Allocable to preferred shareholders based on distribution paid       $     60,333        $     58,776
           Allocable to Equity Shares, Series A.........................               5,356               5,356
           Allocable to common shareholders.............................             446,653              (4,354)
                                                                                --------------     ---------------
                                                                                $    512,342        $     59,778
                                                                                ==============     ===============
       Per common share:
           Net income (loss) per share - Basic..........................        $       2.65        $      (0.03)
                                                                                ==============     ===============
           Net income (loss) per share - Diluted........................        $       2.64        $      (0.03)
                                                                                ==============     ===============
           Weighted average common shares - Basic.......................             168,586             169,229
                                                                                ==============     ===============
           Weighted average common shares - Diluted.....................             169,230             169,229
                                                                                ==============     ===============


(a) Commencing March 31, 2008, we account for our investment in Shurgard Europe on the equity method of accounting. Accordingly, we will no longer present Shurgard Europe's revenues, expenses and other operating items with respect to periods after March 31, 2008, and will instead reflect our pro-rata share of Shurgard Europe's operations as "equity in earnings of real estate entities".

(b) Depreciation and amortization expense for the quarter ended March 31, 2008 decreased by $53.9 million, as compared to the same period in 2007. This decrease is primarily due to a reduction in amortization expense related to intangible assets that we obtained in the Shurgard Merger. For the three months ended March 31, 2008, amortization expense related to our intangible assets totaled $28.4 million as compared to $85.8 million for the same period in 2007.

(c) For the three months ended March 31, 2008, general and administrative expense includes additional incentive compensation totaling $2.5 million. In addition, for the three months ended March 31, 2007, we incurred additional expenses in connection with the Shurgard Merger totaling approximately $4.0 million.

(d) On March 31, 2008, an institutional investor acquired a 51% interest in our European operations. As a result of the transaction, we recognized a gain on disposition of $341.9 million.

(e) We recorded foreign exchange gains aggregating approximately $41.0 million in the three months ended March 31, 2008, related to our intercompany loans to Shurgard Europe, representing the impact of the fluctuation of the exchange rate in US Dollars to the Euro.


                                 PUBLIC STORAGE
                             SELECTED FINANCIAL DATA
                                                                        March 31,        December 31,
                                                                          2008               2007
                                                                     (unaudited) (a)
                                                                    ------------------ -------------------
                                                                       (Amounts in thousands, except
                                                                         share and per share data)

ASSETS
Cash and cash equivalents ....................................         $      726,932   $     245,444
Operating real estate facilities:
   Land and buildings, at cost................................             10,038,333      11,658,807
   Accumulated depreciation...................................             (2,152,723)     (2,128,225)
                                                                    ------------------ -------------------
                                                                            7,885,610       9,530,582
Construction in process.......................................                 35,901          60,324
                                                                    ------------------ -------------------
                                                                            7,921,511       9,590,906

Investment in real estate entities............................                625,172         306,743
Goodwill......................................................                174,634         174,634
Intangible assets, net........................................                 71,728         173,745
Note receivable from Shurgard Europe..........................                618,822               -
Restricted cash...............................................                 18,602          18,972
Other assets..................................................                 90,364         132,658
                                                                    ------------------ -------------------
       Total assets...........................................         $   10,247,765   $  10,643,102
                                                                    ================== ===================

LIABILITIES AND SHAREHOLDERS' EQUITY
Notes payable and debt due to joint venture partner...........         $      682,916   $   1,069,928
Accrued and other liabilities.................................                206,607         303,357
                                                                    ------------------ -------------------
       Total liabilities......................................                889,523       1,373,285

Minority interest - preferred partnership interests...........                325,000         325,000
Minority interest - other partnership interests...............                 37,711         181,688

Shareholders' equity:
   Cumulative Preferred Shares of beneficial interest, $0.01 par value,
     100,000,000 shares authorized, 1,739,500 shares issued (in series)
     and outstanding (1,739,500 at December
     31, 2007), at liquidation preference.....................              3,527,500       3,527,500
   Common Shares of beneficial interest, $0.10 par value,
     650,000,000 shares authorized, 167,993,060 shares issued and
     outstanding (169,422,475 at December 31, 2007)...........                 16,800          16,943
   Equity Shares of beneficial interest, Series A, $0.01 par
     value, 100,000,000 shares authorized, 8,744.193 shares
     issued and outstanding at March 31, 2008 and December 31,
     2007.....................................................                      -               -
   Paid-in capital............................................              5,545,253       5,653,975
   Cumulative net income......................................              4,473,169       3,960,827
   Cumulative distributions paid..............................             (4,604,653)     (4,446,181)
   Accumulated other comprehensive income (b).................                 37,462          50,065
                                                                    ------------------ -------------------
     Total shareholders' equity...............................              8,995,531       8,763,129
                                                                    ------------------ -------------------
       Total liabilities and shareholders' equity.............         $   10,247,765   $  10,643,102
                                                                    ================== ===================

(a) On March 31, 2008, an institutional investor acquired a 51% interest in our European operations. As a result of the transaction, effective March 31, 2008 we no longer consolidate the accounts of Shurgard Europe and account for our investment on the equity method.


(b) The decrease at March 31, 2008 as compared to the balance at December 31, 2007 principally reflects the disposition of our investment in Europe. As a result of the disposition, we recognized into income $37.9 million of previously recorded other comprehensive income and included this amount in the line item "Gain on disposition of real estate investments".

Public Storage Legacy Same Store Selected Operating Data
--------------------------------------------------------

We increased the number of facilities included in the Public Storage Legacy Same Store Facilities from 1,316 facilities at December 31, 2007 to 1,373 facilities at March 31, 2008. The increase in the Same Store pool of facilities is due to the inclusion of 80 facilities previously classified as Acquired, Developed or Expansion facilities and the removal of 23 facilities that are now classified as Expansion facilities. The 80 facilities were added to the Same Store pool because they are all stabilized and owned since January 1, 2006 and will therefore provide meaningful comparative data for 2006, 2007 and 2008. The 23 facilities that were removed are facilities that are either currently undergoing repackaging activities or are expected to commence such activities during 2008 and accordingly, will no longer provide meaningful comparative data for 2006, 2007 and 2008.

The Public Storage Legacy Same Store Facilities contain approximately 82.3 million net rentable square feet, representing approximately 66% of the aggregate net rentable square feet in the U.S. of our consolidated self-storage portfolio at March 31, 2008. The following table summarizes the historical operating results of the Public Storage Legacy Same Store Facilities:

 Selected  Operating  Data  for the  Public  Storage
 ---------------------------------------------------
 Legacy Same Store Facilities  (1,373  Facilities):
 --------------------------------------------------
 (unaudited)
 -----------

                                                           Three Months Ended March 31,
                                                      ----------------------------------------
                                                                                    Percentage
                                                           2008          2007         Change
                                                      -------------  ------------  -----------
                                                         (Dollar amounts in thousands, except
                                                                weighted average data)
 Revenues:
     Rental income.................................    $   234,742   $   229,201      2.4%
     Late charges and administrative fees collected         10,787        10,448      3.2%
                                                      -------------  ------------  -----------
     Total revenues (a)............................        245,529       239,649      2.5%

 Cost of operations (excluding depreciation):
     Property taxes ...............................         25,192        24,198      4.1%
     Direct property payroll.......................         17,550        16,883      4.0%
     Media advertising.............................          4,811         3,617      33.0%
     Other advertising and promotion...............          3,190         3,554     (10.2)%
     Utilities.....................................          6,239         5,911       5.5%
     Repairs and maintenance.......................          8,280         7,470      10.8%
     Telephone reservation center..................          2,237         2,192       2.1%
     Property insurance............................          2,229         2,584     (13.7)%
     Other costs of management.....................         16,977        15,835      7.2%
                                                      -------------  ------------  -----------
   Total cost of operations (a)....................         86,705        82,244      5.4%
                                                      -------------  ------------  -----------
 Net operating income (before depreciation) (b)....        158,824       157,405      0.9%
 Depreciation expense..............................        (44,375)      (44,314)     0.1%
                                                      -------------  ------------  -----------
 Operating income..................................    $   114,449   $   113,091      1.2%
                                                      =============  ===========   ===========
 Gross margin (before depreciation)................          64.7%         65.7%     (1.5)%
 Weighted average for the period:
   Square foot occupancy (c).......................          89.0%         89.7%     (0.8)%
   Realized  annual rent per occupied
   square foot (d)(f)..............................    $     12.81   $     12.41      3.2%
   REVPAF (e) (f)..................................    $     11.40   $     11.14      2.3%

 Weighted average at March 31:
   Square foot occupancy...........................          89.5%         90.1%     (0.7)%
   In place annual rent per occupied square foot (g)   $     13.82   $     13.32      3.8%
 Total net rentable square feet (in thousands).....         82,333        82,333        -


a) See attached reconciliation of these amounts to our consolidated self-storage revenues and operating expenses. Revenues and cost of operations do not include ancillary revenues and expenses generated at the facilities with respect to tenant reinsurance, retail sales and truck rentals. "Other costs of management" included in cost of operations principally represents all the indirect costs incurred in the operations of the facilities. Indirect costs principally include supervisory costs and corporate overhead cost incurred to support the operating activities of the facilities.

b) Net operating income (before depreciation) or "NOI" is a non-GAAP (generally accepted accounting principles) financial measure that excludes the impact of depreciation expense. Although depreciation is an operating expense, we believe that NOI is a meaningful measure of operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, segment performance and comparing period-to-period and market-to-market property operating results. NOI is not a substitute for net operating income after depreciation in evaluating our operating results.

c) Square foot occupancies represent weighted average occupancy levels over the entire period.

d) Realized annual rent per occupied square foot is computed by annualizing the result of dividing rental income by the weighted average occupied square footage for the period. Realized annual rent per occupied square foot takes into consideration promotional discounts, credit card fees and other costs that reduce rental income from the contractual amounts due.

e) Annualized rental income per available square foot ("REVPAF") represents annualized rental income before late charges and administrative fees divided by total available net rentable square feet. Rental income is also net of promotional discounts and collection costs, including bad debt expense and credit card fees.

f) Late charges and administrative fees are excluded from the computation of realized annual rent per occupied square foot and REVPAF because exclusion of these amounts provides a better measure of our ongoing level of revenue, by excluding the volatility of late charges, which are dependent principally upon the level of tenant delinquency, and administrative fees, which are dependent principally upon the absolute level of move-ins for a period.

g)   In place  annual  rent  per  occupied  square  foot  represents  annualized
     contractual   rents  per  occupied  square  foot  without   reductions  for
     promotional discounts and excludes late charges and administrative fees.

The following table summarizes additional selected financial data with respect to the Public Storage Legacy Same Store Facilities (unaudited):


                                              For the Quarter Ended
                     -----------------------------------------------------------------------
                        March 31            June 30        September 30        December 31         Entire Year
                     -------------     --------------     ---------------     --------------      -------------
                            (Amounts in thousands, except for per square foot amount)
Total rental income:
     2008            $   245,529
     2007            $   239,649        $   244,592         $   252,567        $   246,534         $   983,342

Total cost of operations (excluding
depreciation and amortization expense):
     2008            $    86,705
     2007            $    82,244        $    82,737         $    79,859        $    73,297         $   318,137

Property tax expense:
     2008            $    25,192
     2007            $    24,198        $    22,987         $    24,062        $    18,937         $    90,184

Media Advertising expense:
     2008            $     4,811
     2007            $     3,617        $     5,748         $     3,098        $     2,019         $    14,482

Other Advertising and promotion expense:
     2008            $     3,190
     2007            $     3,554        $     4,003         $     3,221        $     2,969         $    13,747

REVPAF:
     2008            $    11.40
     2007            $    11.14         $     11.37         $    11.73         $     11.47         $    11.42

Weighted average realized annual rent
per occupied square foot:
     2008            $    12.81
     2007            $    12.41         $     12.44         $    12.97         $     12.94         $    12.69

Weighted average occupancy levels
for the period:
     2008                89.0%
     2007                89.7%               91.4%               90.4%              88.6%              90.0%

Shurgard Domestic Same Store Selected Operating Data
----------------------------------------------------

We increased the number of facilities included in the Shurgard Same Store acilities from 343 facilities at December 31, 2007 to 416 facilities at March 31, 2008. The increase in the Same Store pool of facilities is due to the inclusion of 80 facilities previously classified as Acquired, Developed or Expansion facilities and the removal of seven facilities that are now classified as Expansion facilities. The seven facilities that have been classified as Expansion facilities are facilities that are either currently undergoing repackaging activities or are expected to commence such activities during 2008 and accordingly, will no longer provide meaningful comparative data for 2006, 2007 and 2008.

The Shurgard Domestic Same Store pool of 416 facilities with 27.1 million net rentable square feet are all stabilized since January 1, 2006 and will therefore provide meaningful comparative data for 2006, 2007 and 2008.

Selected Operating Data for the Shurgard Domestic
-------------------------------------------------
Same Store Facilities (416 Facilities): (unaudited)
---------------------------------------------------

                                                            Three Months Ended March 31,
                                                    -------------------------------------------
                                                                                    Percentage
                                                          2008           2007         Change
                                                    --------------  -------------  ------------
                                                         (Dollar amounts in thousands, except
                                                                weighted average data)
Revenues:
    Rental income.................................    $   78,500    $   74,953         4.7%
    Late charges and administrative fees collected         2,752         2,567         7.2%
                                                    --------------  -------------  ------------
    Total revenues (a)............................        81,252        77,520         4.8%

Cost of operations (excluding depreciation):
    Property taxes................................         8,513         8,120         4.8%
    Direct property payroll.......................         5,294         5,683        (6.8)%
    Media advertising.............................         1,555         1,203        29.3%
    Other advertising and promotion...............           940         1,079       (12.9)%
    Utilities.....................................         2,384         2,504        (4.8)%
    Repairs and maintenance.......................         2,442         2,521        (3.1)%
    Telephone reservation center..................           677           665         1.8%
    Property insurance............................           765           865       (11.6)%
    Other costs of management.....................         6,072         5,639         7.7%
                                                    --------------  -------------  ------------
  Total cost of operations (a)....................        28,642        28,279         1.3%
                                                    --------------  -------------  ------------
Net operating income (excluding depreciation) (b).        52,610        49,241         6.8%
Depreciation and amortization expense (c).........       (36,838)      (71,803)      (48.7)%
                                                    --------------  -------------  ------------
Operating income (loss)...........................    $   15,772    $  (22,562)     (169.9)%
                                                    ==============  =============  ============
Gross margin (before depreciation)................         64.7%         63.5%         1.9%
Weighted average for the period:
  Square foot occupancy (d).......................         88.4%         86.3%         2.4%
  Realized  annual rent per occupied
  square foot (e) (g).............................    $    13.11    $    12.82         2.3%
  REVPAF (f) (g)..................................    $    11.59    $    11.06         4.8%

Weighted average at March 31:
  Square foot occupancy...........................         88.9%         87.1%         2.1%
  In place annual rent per occupied square foot (h)   $    14.04    $    13.76         2.0%
Total net rentable square feet (in thousands).....        27,103        27,103           -


(a) Revenues and cost of operations do not include ancillary revenues and expenses generated at the facilities with respect to tenant reinsurance, retail sales and truck rentals. "Other costs of management" included in cost of operations principally represents all the indirect costs incurred in the operations of the facilities. Indirect costs principally include supervisory costs and corporate overhead cost incurred to support the operating activities of the facilities.


(b) Net operating income (before depreciation) or "NOI" is a non-GAAP (generally accepted accounting principles) financial measure that excludes the impact of depreciation expense. Although depreciation is an operating expense, we believe that NOI is a meaningful measure of operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, segment performance, and comparing period-to-period and market-to-market property operating results. NOI is not a substitute for net operating income after depreciation in evaluating our operating results.

(c) Depreciation and amortization expense for the quarter ended March 31, 2008 decreased primarily due to a reduction in amortization expense related to intangible assets that we obtained in the Shurgard Merger.

(d) Square foot occupancies represent weighted average occupancy levels over the entire period.

(e) Realized annual rent per occupied square foot is computed by annualizing the result of dividing rental income by the weighted average occupied square footage for the period. Realized annual rent per occupied square foot takes into consideration promotional discounts, credit card fees and other costs that reduce rental income from the contractual amounts due.

(f) Annualized rental income per available square foot ("REVPAF") represents annualized rental income which excludes late charges and administrative fees divided by total available net rentable square feet. Rental income is also net of promotional discounts and collection costs, including bad debt expense and credit card fees.

(g) Late charges and administrative fees are excluded from the computation of realized annual rent per occupied square foot and REVPAF because exclusion of these amounts provides a better measure of our ongoing level of revenue, by excluding the volatility of late charges, which are dependent principally upon the level of tenant delinquency, and administrative fees, which are dependent principally upon the absolute level of move-ins for a period.

(h)  In place  annual  rent  per  occupied  square  foot  represents  annualized
     contractual   rents  per  occupied  square  foot  without   reductions  for
     promotional discounts and excludes late charges and administrative fees.

The following table summarizes additional selected financial data with respect to the Shurgard Domestic Same Store facilities (unaudited):

                                               For the Quarter Ended
                      -----------------------------------------------------------------------
                         March 31            June 30       September 30         December 31        Entire Year
                      --------------     --------------  ----------------     ---------------     --------------
                             (Amounts in thousands, except for per square foot amount)
Total rental income:
     2008             $    81,252
     2007             $    77,520          $  80,552        $    83,550         $    81,351         $  322,973

Total cost of operations (excluding
depreciation and amortization expense):
     2008             $    28,642
     2007             $    28,279          $  27,743        $    26,809         $    25,260         $  108,091

Property tax expense:
     2008             $     8,513
     2007             $     8,120          $   8,123        $     8,278         $     7,452         $   31,973

Media Advertising expense:
     2008             $     1,555
     2007             $     1,203          $   1,841        $       946         $       603         $    4,593

Other Advertising and promotion expense:
     2008             $       940
     2007             $     1,079          $   1,024        $       959         $       905         $    3,967

REVPAF:
     2008             $    11.59
     2007             $    11.06           $   11.49        $     11.91         $      11.61        $   11.52

Weighted average realized annual rent per
occupied square foot:
     2008             $    13.11
     2007             $    12.82           $   12.87        $     13.37         $      13.26        $   13.08

Weighted average occupancy levels for the
period:
     2008                 88.4%
     2007                 86.3%               89.3%              89.1%                87.6%             88.1%

Shurgard European Same Store Selected Operating Data
----------------------------------------------------


In the Shurgard Merger, we acquired 103 wholly-owned facilities and an interest in 57 facilities owned by affiliated joint ventures located in seven European countries. The operating data presented in the table below for each period reflects the historical data for the European Same Store Portfolio.

 Selected  Operating Data for the 96 facilities  operated
 --------------------------------------------------------
 by Shurgard  Europe on a stabilized  basis since January
 --------------------------------------------------------
 1, 2006 ("Europe Same Store Facilities"):  (unaudited)
 ------------------------------------------------------

                                                               Three Months Ended March 31,
                                                           -----------------------------------------
                                                                                         Percentage
                                                                 2008        2007 (a)      Change
                                                           --------------  ------------- -----------
                                                              (Dollar amounts in thousands, except
                                                                weighted average data, utilizing
                                                                  constant exchange rates) (b)
 Revenues:
     Rental income.................................         $     34,432    $  32,649       5.5%
     Late charges and administrative fees collected                  588          314      87.3%
                                                           --------------  ------------- -----------
     Total revenues (b)............................               35,020       32,963       6.2%

 Cost of operations (excluding depreciation):
     Property taxes ...............................                1,582        1,326      19.3%
     Direct property payroll.......................                3,898        4,018      (3.0)%
     Advertising and promotion.....................                  899        1,368     (34.3)%
     Utilities.....................................                  875          947      (7.6)%
     Repairs and maintenance.......................                  929          922       0.8%
     Property insurance............................                  215          400     (46.3)%
     Other costs of management.....................                4,921        5,119      (3.9)%
                                                           --------------  ------------- -----------
   Total cost of operations (b)....................               13,319       14,100      (5.5)%
                                                           --------------  ------------- -----------
    Net operating income (excluding depreciation) (c)       $     21,701    $  18,863      15.0%
                                                           ==============  ============= ===========
 Gross margin (before depreciation)................                62.0%        57.2%       8.4%
 Weighted average for the period:
   Square foot occupancy (d).......................                88.2%        88.5%      (0.3)%
   Realized annual rent per occupied square foot (e)        $      29.54    $   27.92       5.8%
   REVPAF (f) (g)..................................         $      26.06    $   24.71       5.5%

 Weighted average at March 31:
   Square foot occupancy...........................                87.3%        89.0%      (1.9)%
   In place annual rent per occupied square foot (h)        $      31.62    $   29.55       7.0%
 Total net rentable square feet (in thousands).....                5,286        5,286         -


(a) For comparative purposes, these amounts are presented on a constant exchange rate basis. The amounts for the three months ended March 31, 2007 have been restated using the actual exchange rate for the same period in 2008. The exchange rate for the Euro relative to the U.S. Dollar averaged
     1.496 for the three months ended March 31, 2008.


(b) Revenues and cost of operations do not include ancillary revenues and expenses generated at the facilities with respect to tenant reinsurance and retail sales. "Other costs of management" included in cost of operations principally represents all the indirect costs incurred in the operations of the facilities. Indirect costs principally include supervisory costs and corporate overhead cost incurred to support the operating activities of the facilities.

(c) Net operating income (before depreciation) or "NOI" is a non-GAAP (generally accepted accounting principles) financial measure that excludes the impact of depreciation expense. Although depreciation is an operating expense, we believe that NOI is a meaningful measure of operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, segment performance, and comparing period-to-period and market-to-market property operating results. NOI is not a substitute for net operating income after depreciation in evaluating our operating results.

(d) Square foot occupancies represent weighted average occupancy levels over the entire period.

(e) Realized annual rent per occupied square foot is computed by annualizing the result of dividing rental income by the weighted average occupied square footage for the period. Realized annual rent per occupied square foot takes into consideration promotional discounts, credit card fees and other costs that reduce rental income from the contractual amounts due.

(f) Annualized rental income per available square foot ("REVPAF") represents annualized rental income which excludes late charges and administrative fees divided by total available net rentable square feet. Rental income is also net of promotional discounts and collection costs, including bad debt expense and credit card fees.

(g) Late charges and administrative fees are excluded from the computation of realized annual rent per occupied square foot and REVPAF because exclusion of these amounts provides a better measure of our ongoing level of revenue, by excluding the volatility of late charges, which are dependent principally upon the level of tenant delinquency, and administrative fees, which are dependent principally upon the absolute level of move-ins for a period.

(h)  In place  annual  rent  per  occupied  square  foot  represents  annualized
     contractual   rents  per  occupied  square  foot  without   reductions  for
     promotional discounts and excludes late charges and administrative fees.

                                 PUBLIC STORAGE
                             SELECTED FINANCIAL DATA

                    Computation of Funds from Operations (a)
                                   (Unaudited)

                                                                                    Three Months Ended
                                                                                        March 31,
                                                                              ------------------------------
                                                                                   2008           2007
                                                                              -------------- ---------------
                                                                                  (Amounts in thousands,
                                                                                  except per share data)
Computation of Funds from Operations (FFO) allocable to Common Shares
Net Income.............................................................        $   512,342    $    59,778
    Add back - depreciation and amortization...........................            122,486        176,366
    Add back - depreciation and amortization included in Discontinued
        Operations.....................................................                  5            115
    Eliminate - depreciation with respect to non-real estate assets....                (61)           (98)
    Eliminate - gain on sale of real estate assets.....................           (341,865)             -
    Add back - Depreciation from unconsolidated real estate investments             12,172          9,755
    Add back - minority interest share of income.......................              7,599          5,783
                                                                              -------------- ---------------
Consolidated FFO.......................................................            312,678        251,699
 Allocable to preferred minority interests.............................             (5,403)        (5,403)
Allocable to other minority interests..................................             (6,164)        (3,803)
                                                                              -------------- ---------------
Remaining FFO allocable to our shareholders............................            301,111        242,493
Less: allocations to preferred and equity shareholders:
    Preferred shareholder distributions ...............................            (60,333)       (58,776)
    Equity Shares, Series A distributions..............................             (5,356)        (5,356)
                                                                              -------------- ---------------
Remaining FFO allocable to Common Shares (a)...........................        $   235,422    $   178,361
                                                                              ============== ===============
Weighted average shares:
    Regular common shares..............................................            168,586        169,229
    Weighted average stock options and restricted share units
       outstanding using treasury method ..............................                644          1,107
                                                                              -------------- ---------------
Weighted average common shares for purposes of computing fully-diluted
FFO per common share...................................................            169,230        170,336
                                                                              ============== ===============
FFO per diluted common share (a).......................................        $      1.39    $      1.05
                                                                              ============== ===============


(a) Funds from operations ("FFO") is a term defined by the National Association of Real Estate Investment Trusts ("NAREIT"). FFO is a non-GAAP (generally accepted accounting principles) financial measure. FFO is generally defined as net income before depreciation with respect to real estate assets and gains and losses on real estate assets. FFO is presented because management and many analysts consider FFO to be one measure of the performance of real estate companies. In addition, we believe that FFO is helpful to investors as an additional measure of the performance of a REIT, because net income includes the impact of depreciation, which assumes that the value of real estate diminishes predictably over time, while we believe that the value of real estate fluctuates due to market conditions and in response to inflation. FFO computations do not consider scheduled principal payments on debt, capital improvements, distributions, and other obligations of the Company. FFO is not a substitute for our cash flow or net income as a measure of our liquidity or operating performance or our ability to pay dividends. Other REITs may not compute FFO in the same manner; accordingly, FFO may not be comparable among REITs.

                                 PUBLIC STORAGE
                             SELECTED FINANCIAL DATA

                 Computation of Funds Available for Distribution
                                   (Unaudited)

                                                                   Three Months Ended
                                                                        March 31,
                                                                -------------------------
                                                                   2008           2007
                                                                -----------   -----------
                                                                 (Amounts in thousands)
 Computation of Funds Available for Distribution ("FAD"):
 FFO allocable to Common Shares (a).......................      $ 235,422     $   178,361
 Add: Non-cash share-based compensation expense...........          2,774           2,508
 Less: Non-cash foreign exchange and derivative gains.....        (40,971)         (4,278)
 Less: Aggregate capital expenditures.....................         (6,874)         (8,307)
 Add back:  Capital  expenditures  for  Shurgard  rebranding
     effort...............................................              -           3,600
                                                                -----------   -----------
 Funds available for distribution ("FAD") (b).............      $  190,351    $   171,884
                                                                ===========   ===========
 Distribution to common shareholders......................      $  92,783     $    84,993
                                                                ===========   ===========
 Distribution payout ratio (c)............................           48.7%           49.4%
                                                                ===========   ===========

(a) Funds from operations ("FFO") is a term defined by the National Association of Real Estate Investment Trusts ("NAREIT"). FFO is a non-GAAP (generally accepted accounting principles) financial measure. FFO is generally defined as net income before depreciation with respect to real estate assets and gains and losses on real estate assets. FFO is presented because management and many analysts consider FFO to be one measure of the performance of real estate companies. In addition, we believe that FFO is helpful to investors as an additional measure of the performance of a REIT, because net income includes the impact of depreciation, which assumes that the value of real estate diminishes predictably over time, while we believe that the value of real estate fluctuates due to market conditions and in response to inflation. FFO computations do not consider scheduled principal payments on debt, capital improvements, distributions, and other obligations of the Company. FFO is not a substitute for our cash flow or net income as a measure of our liquidity or operating performance or our ability to pay dividends. Other REITs may not compute FFO in the same manner; accordingly, FFO may not be comparable among REITs.


(b) Funds available for distribution ("FAD") represents FFO, plus (i) impairment charges with respect to real estate assets, (ii) the non-cash portion of stock-based compensation expense, (iii) income allocation to preferred equity holders in accordance with EITF Topic D-42, less capital expenditures and any gain or loss on foreign exchange or from derivatives. The distribution payout ratio is computed by dividing the distribution paid by FAD. FAD is presented because many analysts consider it to be a measure of the performance and liquidity of real estate companies and because we believe that FAD is helpful to investors as an additional measure of the performance of a REIT. FAD is not a substitute for our cash flow or net income as a measure of our liquidity, operating performance, or our ability to pay dividends. FAD does not take into consideration required principal payments on debt. Other REITs may not compute FAD in the same manner; accordingly, FAD may not be comparable among REITs.

                                 PUBLIC STORAGE
                             SELECTED FINANCIAL DATA

 Reconciliation of Combined Domestic Same Store Revenues and Cost of Operations
        To Consolidated Self-Storage Rental Income and Cost of Operations
                                   (Unaudited)
                                                           Three Months Ended
                                                               March 31,
                                                       -------------------------
                                                           2008          2007
                                                       ------------ ------------
                                                         (Amounts in thousands)
Revenues for the Combined Domestic Same Store
facilities...........................................  $  326,781    $  317,169

Revenues for other facilities (a):
   Development facilities (year opened):
       2007..........................................         224             8
       2006..........................................       1,617           857
       2004 and 2005.................................       3,084         2,593
       Expansion facilities..........................      21,320        19,557
    Acquisition facilities (year acquired):
       2007..........................................       1,129            12
       2006 (b)......................................      15,075        13,361
    Deconsolidated U.S. Shurgard facilities (c)......           -           859
    Reconsolidated U.S. Shurgard facilities (c)......         527           503
    European Shurgard facilities ....................      55,063        43,689
                                                       ------------ ------------
Consolidated self-storage revenues (d)...............  $  424,820    $  398,608
                                                       ============ ============
Cost of operations for the Combined Domestic Same
Store facilities.....................................  $  115,347    $   110,523

Cost of operations for other facilities (a):
    Development facilities (year opened):
       2007..........................................         225             41
       2006..........................................         655            536
       2004 and 2005.................................       1,234          1,100
       Expansion facilities..........................       7,891          7,175
    Acquisition facilities (year acquired):
       2007..........................................         557              3
       2006 (b)......................................       5,985          5,882
    Deconsolidated U.S. Shurgard facilities (c)......           -            333
    Reconsolidated U.S. Shurgard facilities (c)......         261            273
    European Shurgard facilities ....................      24,760         22,826
                                                       ------------ ------------
Consolidated self-storage cost of operations (d).....  $  156,915    $   148,692
                                                       ============ ============

(a) We consolidate the operating results of additional self-storage facilities that are not Combined Domestic Same Store facilities.

(b) Includes the operations of the domestic facilities acquired in the Shurgard Merger which are not included in the Combined Domestic Same Store facilities, which remain consolidated, for the period from January 1, 2007 through March 31, 2008. Also includes the operations of an additional 12 facilities that were acquired, in separate transactions, during 2006.

(c) Represents the operations of 11 facilities acquired in the Shurgard Merger which we discontinued consolidation in our financial statements effective May 24, 2007. On November 15, 2007, we acquired a controlling ownership position in five of these previously deconsolidated facilities, and recommenced consolidation of these properties effective November 15, 2007. The operations for these 11 facilities from January 1, 2007 through May 24, 2007, combined with the operations of the five facilities that we recommenced consolidation after November 15, 2007, are included in this table.

(d) Self-storage revenues and cost of operations do not include revenues and expenses generated at the facilities with respect to tenant reinsurance, retail sales and truck rentals.